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                                                                    Exhibit 99.1

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                           [GALILEO NEWS LETTERHEAD]
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Investor Relations - Gregory Riedel  (508) 347-4222


                          GALILEO CORPORATION ACQUIRES
                   LEISEGANG FEINMECHANIK-OPTIK GmbH & CO. KG
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STURBRIDGE, MA, - OCTOBER 8, 1997 - Galileo Corporation (NASDAQ, National
Market: GAEO) announced today the acquisition of Leisegang Feinmechanik-Optik GmbH & Co. KG ("Leisegang GmbH"). Galileo acquired all the outstanding shares of Leisegang GmbH for approximately US$2,250,000 in cash.

Leisegang GmbH, located in Berlin, Germany, is a privately-held manufacturer and distributor of colposcopes and accessories. These diagnostic products are sold to OB/GYN doctors' offices and hospitals primarily through sales representatives and distributors. Leisegang GmbH, the world's largest and oldest manufacturer of colposcopes, has annual sales of approximately US$3,000,000.

Galileo acquired a related company, Leisegang Medical, Inc., of Boca Raton, Florida, in 1996. Leisegang Medical is the United States distributor of colposcopes manufactured by Leisegang GmbH and, in addition, manufactures and distributes a broad line of medical instruments including ultrasound, laser and electro-surgical systems, cryosurgery equipment, surgical instruments, hysteroscopes, fetal heart monitors and vaginal specula.





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William T. Hanley, president and chief executive officer of Galileo, noted that
Leisegang GmbH is well-known and highly respected worldwide for its high-quality, reliable instruments. The company's innovative designs have set the standard for colposcopes resulting in the company's leadership position in this market.

"The acquisition of Leisegang GmbH, along with the acquisition of Leisegang Medical last year and the purchase of the Sani-Spec line of vaginal specula earlier this year, is part of Galileo's strategy to play a leading role in the medical field and in the area of women's health in particular," Hanley added. He concluded, "With the addition of the Leisegang GmbH products to the medical imaging and sensing products Galileo already produces, we are now offering a very broad line of medical instruments and equipment. We expect that Leisegang GmbH's international distribution channels and location in Germany will also benefit our existing medical business."

Galileo develops, manufactures and markets products based on its core fiberoptics and electro-optics technologies for applications in medical products and instruments, telecommunication products, analytical detector instruments and office equipment. Galileo markets its products to OEMs, through marketing partners, and direct to end-users. Leisegang Medical, a wholly-owned subsidiary, develops, manufactures and markets products to the women's health field. Please visit our web site at www.galileocorp.com for additional information.


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